UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Medical Information Technology, Inc.
(Name of Registrant as Specified In Its Charter)

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MEDICAL INFORMATION TECHNOLOGY, INC.
2006 CHAIRMAN'S LETTER TO SHAREHOLDERS

To our Shareholders:

In 2005 the Company again achieved excellent results compared with the prior year. The key financial results are as follows:

  total revenue was $304.6M, up 8.5%
  operating income was $111.4M, up 9.1%
  net income was $77.7M, up 8.7%
  shareholder equity was $384.0M, up 3.8%
  net income per share was $2.24, up 7.7%
  shareholder equity per share was $11.03, up 2.8%
  dividends paid per share were $2.00, up 11.1%

We commend the flexibility and resourcefulness of the Company's staff and extend our gratitude to those whose efforts produced these results:

  to those who design and develop our products,
  to those who market and sell our products and services,
  to those who install our products and provide our services, to those who send out the bills and pay our salaries, and
  to the administrative and operations staff helping us all.

In addition, we thank the Company's management for their dedication and loyalty and the Company's Board of Directors for their valuable advice and active participation.

The Board of Directors of MEDITECH, in recognition of his recent retirement, thanks and commends Ed Pisinski for his many years of service to the Company by creating and leading our sales force for 30 years in a manner not only contributing to the success of the Company but also reflecting a level of skill and ethics of which we continue to be enormously proud. All the Directors wish him well for a long and happy retirement.

We appreciate the support of our Shareholders and look forward to seeing you at the Annual Meeting on Monday, April 24, 2006. We are providing herein the Formal Notice for the upcoming Annual Meeting of Shareholders, the Proxy Statement and the Annual Report on Form 10-K, which includes the Company's Audited Financial Statements for the year just ended. Also, your individual Proxy Page and Statement of Stock Ownership as of March 24, 2006, is included in this distribution.

A. Neil Pappalardo
Chairman and CEO
March 31, 2006

MEDICAL INFORMATION TECHNOLOGY, INC.
FORMAL NOTICE OF THE 2006 ANNUAL MEETING

To the Shareholders of Medical Information Technology, Inc.:

The Annual Meeting of Shareholders of Medical Information Technology, Inc. will be held at its corporate offices, 7 Blue Hill River Road, Canton, Massachusetts 02021, on Monday, April 24, 2006 at 8:30am for the following purposes:

  to consider and act upon a proposal to elect a Board of six Directors for the ensuing year to serve until the 2007 Annual Meeting of Shareholders and thereafter until their successors are chosen and qualified, to consider and act upon a proposal to ratify the selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006,

  to consider and act upon a shareholder proposal relating to the valuation of the Company's common stock, and to consider and act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof.

By order of the Board of Directors

Barbara A. Manzolillo, Clerk
Westwood, Massachusetts
March 31, 2006

MEDICAL INFORMATION TECHNOLOGY, INC.
2006 PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Medical Information Technology, Inc. ("MEDITECH" or the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at its corporate offices, 7 Blue Hill River Road, Canton, Massachusetts 02021, on Monday, April 24, 2006 at 8:30am, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Formal Notice of the 2006 Annual Meeting.

RECORD DATE

The Board has fixed the close of business on March 24, 2006, as the record date for the determination of Shareholders of the Company's common stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof (the "Record Date"). As of the Record Date there were 35,088,133 shares of common stock issued and outstanding and each such share is entitled to one vote at the Annual Meeting. This Proxy Statement and the enclosed Proxy Page are being disseminated to Shareholders of the Company as of the Record Date in connection with the solicitation of proxies for the Annual Meeting.

VOTING OF PROXIES

You can vote on matters which come before the Annual Meeting either by signing and returning the enclosed Proxy Page or by coming to the Annual Meeting and voting by ballot there.

If you sign and return the Proxy Page, the individuals named as proxies will vote your shares following your directions. If you do not make specific choices, the proxies will vote your shares "FOR" the election of each of the nominees for Director, "FOR" the ratification of the selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2006 and "AGAINST" the shareholder proposal relating to the valuation of the Company's common stock. If any other matters are presented for action at the Annual Meeting, the proxies will vote your shares in their discretion. At the time this Proxy Statement was prepared, the Board of Directors knew of no matters to be voted on at the Annual Meeting other than those discussed in this Proxy Statement.

You may revoke your proxy after you have signed and returned it at any time before the proxy is voted at the Annual Meeting. There are three ways to revoke your proxy: (1) you may send in another Proxy Page with a later date; (2) you may notify the Company's Clerk in writing before the Annual Meeting that you have revoked your proxy; or (3) you may vote by ballot at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed Proxy Page and return it promptly. If you do attend the Annual Meeting, you may vote your shares by ballot even though you have sent in your Proxy Page. However, simply attending the Annual Meeting will not revoke your proxy if you do not vote at the Annual Meeting.

QUORUM

A quorum of Shareholders is necessary to hold a valid Annual Meeting. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you have returned a properly signed Proxy Page, you will be considered present at the meeting and part of the quorum. Abstentions are counted as shares present at the meeting in determining whether a quorum exists.

SOLICITATION OF PROXIES

This solicitation of proxies for use at the Annual Meeting is being made by the Board. The cost of soliciting proxies will be borne by the Company. Proxies may be solicited, in person or by telephone, by Officers and regular employees of the Company, who will receive no compensation for their services other than their normal salaries.

ANNUAL REPORT TO SHAREHOLDERS

This Proxy Statement and the enclosed Proxy Page, along with an Annual Report on Form 10-K, which includes the Company's Audited Financial Statements for the year just ended, is being disseminated to all Shareholders of the Company. However, the Annual Report on Form 10-K is not part of the proxy soliciting material.

The Company will provide paper copies of the Annual Report on Form 10-K, which includes the Company's Audited Financial Statements for the year just ended, free of charge to its Shareholders upon request. Such requests should be directed to Barbara A. Manzolillo, Clerk, Medical Information Technology, Inc., MEDITECH Circle, Westwood MA 02090.

PROPOSAL ONE: TO ELECT A BOARD OF DIRECTORS

The Board of Directors has nominated A. Neil Pappalardo, Lawrence A. Polimeno, Roland L. Driscoll, Edward B. Roberts, Morton E. Ruderman and L. P. Dan Valente for election as the 6 Directors at the 2006 Annual Meeting. The Board expects all nominees to attend the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE "FOR" ALL THE NOMINEES LISTED ABOVE.

The affirmative vote of the holders of a plurality of the shares of common stock present or represented by proxy and voting at the Annual Meeting will be required to elect each of the nominees as a Director. If you do not vote for a particular nominee, or if you indicate "WITHHOLD AUTHORITY" for all nominees on your Proxy Page, your vote will not count either "FOR" or "AGAINST" such nominee(s). Each of the nominees has agreed to serve as a Director if elected, and the Company has no reason to believe any nominee will be unable to serve. However, if any nominee should become unavailable, your shares will, to the extent they were to be voted in favor of such nominee, be voted for another nominee, if any, proposed by the Board.

COMMUNICATION WITH THE BOARD

MEDITECH Shareholders may recommend candidates to the Board for consideration as potential Directors by submitting their names and appropriate background and biographical information. This information should be provided prior to the January Board meeting for the Board to have the opportunity to consider these candidates in the same manner as it considers other Board candidates.

MEDITECH Shareholders may send communications to the full Board or to specific Directors in care of Barbara A. Manzolillo, Clerk, Medical Information Technology, Inc., MEDITECH Circle, Westwood MA 02090. The Clerk will forward copies of such communications directly to the full Board or to specific Directors as requested.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

All Directors are elected each year at the Annual Meeting of Shareholders. All Officers are elected at the first meeting of the Board following the Annual Meeting of Shareholders and hold office for one year. The positions held by each Director and Officer of the Company on March 24, 2006 are shown below. There are no family relationships among the following persons.

Director or Officer	Age	Position with the Company

A. Neil Pappalardo	63	Chairman, Chief Executive Officer and Director
Lawrence A. Polimeno	64	Vice Chairman and Director
Roland L. Driscoll	77	Director
Edward B. Roberts	70	Director
Morton E. Ruderman	69	Director
L. P. Dan Valente	75	Director
Howard Messing	53	President and Chief Operating Officer
Barbara A. Manzolillo	53	Treasurer, Chief Financial Officer and Clerk
Christopher Anschuetz	53	Vice President, Technology
Robert G. Gale	59	Vice President, Product Development
Joanne Wood	52	Vice President, Client Service
Steven B. Koretz	54	Vice President, Implementation
Stuart N. Lefthes	53	Vice President, Sales
Hoda Sayed-Friel	48	Vice President, Marketing

The following is a description of the business experience during the past five years of each Director and Officer.

A. Neil Pappalardo, founder of the Company, is the Chairman and Chief Executive Officer, and has been a Director since 1969. He is also a Director of Palomar Medical Technologies, Inc.

Lawrence A. Polimeno has been the Vice Chairman since 2002, was President and Chief Operating Officer prior to that, has been a Director since 1985, and has been with the Company since 1969.

Roland L. Driscoll, retired Chief Financial Officer of the Company, has been a Director since 1985.

Edward B. Roberts, co-founder of the Company, is a Sloan School Professor at the Massachusetts Institute of Technology, and has been a Director since 1969. He is also a Director of Advanced Magnetics Inc. and Sohu.com Inc.

Morton E. Ruderman, co-founder of the Company, is Chief Executive Officer of CRES Development, a real estate developer, and has been a Director since 1969.

L. P. Dan Valente is Chairman of Palomar Medical Technologies, Inc., and has been a Director since 1972. He is also a Director of MKS Instruments and SurgiLight Inc.

Howard Messing has been the President and Chief Operating Officer since 2002, was the Executive Vice President prior to that, and has been with the Company since 1974.

Barbara A. Manzolillo has been the Treasurer, Chief Financial Officer and Clerk since 1996, was the Treasurer prior to that, and has been with the Company since 1975.

Christopher Anschuetz has been the Vice President of Technology since 1995, was a Senior Manager prior to that, and has been with the Company since 1975.

Robert G. Gale has been the Vice President of Product Development since 1995, was a Senior Manager prior to that, and has been with the Company since 1976.

Joanne Wood has been the Vice President of Client Service since 1995, was a Senior Manager prior to that, and has been with the Company since 1983.

Steven B. Koretz has been the Vice President of Implementation since 1997, was a Senior Manager prior to that, and has been with the company since 1982.

Stuart N. Lefthes has been the Vice President of Sales since 1997, was a Senior Manager prior to that, and has been with the company since 1983.

Hoda Sayed-Friel has been the Vice President of Marketing since 2003, was a Senior Manager prior to that, and has been with the Company since 1986.

The address of all Officers and Directors is in care of the Company, MEDITECH Circle, Westwood MA 02090.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors oversees the Company's business affairs and monitors the performance of management, but is not involved in the day-to-day operations. The Directors meet regularly with the CEO, the COO, the CFO, other officers and our independent registered public accounting firm; read reports and other materials; and participate in Board and committee meetings. The Board currently consists of 6 members. During 2005 the Board held 4 regularly scheduled quarterly meetings and each of the Directors attended all meetings. Messrs. Driscoll, Roberts, Ruderman and Valente are "independent" as defined by the rules of the NYSE and NASDAQ.

The Board of Directors has an Audit Committee, an Executive Compensation Committee and a Charitable Contribution Committee. During 2005 each committee member attended all committee meetings. The following is a description of the committees.

The Audit Committee consists of Messrs. Driscoll and Valente. Both members are former CPAs and audit committee financial experts within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended. The committee met 6 times in 2005 to review accounting practices and advise the Company's CFO. In addition, the committee met with the Company's Independent Registered Public Accounting firm and reviewed the Company's business operations, industry, financial performance, business and financial risks, processes and controls, key policies, legal and regulatory requirements, code of ethical conduct and new or unusual transactions. The Committee does not have a written charter. The Committee submits its annual report to the Board of Directors each April.

The Executive Compensation Committee consists of Messrs. Ruderman and Roberts. This committee met once in 2005 to recommend the Chairman and Chief Executive Officer's annual salary, the criteria and amount for his bonus. The full Board of Directors annually approves the salary and bonus amount for each of the officers.

The Charitable Contribution Committee consists of Messrs. Ruderman, Polimeno, Pappalardo and Messing. This committee meets at least 6 times a year to review the criteria for the year's charitable contribution program, meets and evaluates each organization under consideration and determines the amount to be contributed to each organization for the year.

The Board of Directors does not have a nominating committee. Instead, the full Board, because of its small size, carries out the duties of a nominating committee. The Board has not adopted written guidelines regarding nominees for Director.

EXECUTIVE COMPENSATION

There are no employment contracts providing for continued compensation in effect for any Officer of the Company. The following table sets forth the compensation received by the Company's Chief Executive Officer and the four most highly compensated other Officers for the 3 fiscal years ended December 31, 2003, 2004 and 2005.

Name and Position	Year	Salary	Bonus	Deferred*

A. Neil Pappalardo	2005	$360,000	$675,139	0
Chairman and Chief	2004	360,000	673,811	0
Executive Officer	2003	360,000	723,965	0

Lawrence A. Polimeno	2005	$180,000	$475,139	$5,378
Vice Chairman	2004	180,000	473,811	4,271
	2003	180,000	473,965	4,255

Howard Messing	2005	$264,000	$525,139	$5,378
President and Chief	2004	240,000	473,811	4,271
Operating Officer	2003	240,000	473,965	4,255

Barbara A. Manzolillo	2005	$228,000	$325,139	$5,378
Treasurer and Chief	2004	204,000	298,811	4,271
Financial Officer	2003	204,000	273,965	4,255

Stuart N. Lefthes	2005	$192,000	$375,139	$5,378
Vice President	2004	168,000	323,811	4,271
Sales	2003	168,000	273,965	4,255

*Represents contributions by the Company to the MEDITECH Profit Sharing Plan.

Profit Sharing Plan: The Company maintains a qualified defined contribution plan for all of the Company's staff known as the Medical Information Technology, Inc. Profit Sharing Plan. All of the staff who have completed one year of service participate in the Plan. The Board of Directors sets the annual contribution which is allocated in proportion to total compensation (capped at $100,000) of all eligible members for the Plan year. No allocation is allowable under this Plan to owners of 10% or more of the Company's common stock. Contributions by members are not permitted. Benefits under the Plan are considered deferred compensation and become fully vested after five years of continuous service with the Company. Members who have at least 20 years of service or who have incurred financial hardship may make in-service withdrawals. Lump sum cash payment is made upon retirement, death, disability or termination of employment.

Compensation of Directors: The members of the Board of Directors who are not Officers of the Company currently receive a fee of $8,000 for each quarterly meeting fully attended, with such fee being deemed to also cover any special meetings, conference or committee time, and incidental expenses expended by such directors on behalf of the Company during the year.

CODE OF ETHICAL CONDUCT

During 2005 a Code of Ethical Conduct was created by management and adopted by the Board of Directors in an effort to outline the principles established at MEDITECH which help guide the actions of its staff, Officers and Directors. This Code sets forth ethical standards of conduct for all to follow and provides a framework for decision-making. This Code is intended to promote proper conduct at all levels of business in compliance with all applicable laws and regulations as well as to deter wrongdoing. These guiding principles propel MEDITECH forward towards future success in a continued tradition of "ingenuity delivered with integrity" in all of our business relationships. The Code of Ethical Conduct is available on MEDITECH's web site and any waiver for senior management will be disclosed there as well.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

January 23, 2006

To the Board of Directors of Medical Information Technology, Inc.:

In October 2005 the Board of Directors voted the cash amount for the Staff Bonus in recognition of services rendered by all the staff including Officers. They also voted the cash and MEDITECH stock amounts contributed to the MEDITECH Profit Sharing Trust. They also voted the cash amount for the Officer Bonus in recognition of services rendered exclusively by the Officers.

In January 2006 the Executive Compensation Committee reviewed Mr. Pappalardo's annual salary and his individual cash bonus amount. The Committee recommended to the full Board that his salary and bonus remain the same as it has been since 1995. The Committee also recommended to the full Board the number of shares to be offered to Mr. Pappalardo pursuant to the Stock Purchase Plan.

In January 2006 the Board approved the salary and individual bonus amount for each of the Officers. Finally, the Board continued its approval of the 2004 Stock Purchase Plan, specified the total number of shares to be offered to the staff and specified the number of shares to be offered to each Officer.

Morton E. Ruderman and Edward B. Roberts

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of March 24, 2006 with respect to the shares of common stock beneficially owned by each person known by the Company to own more than 5% of the Company's outstanding common stock, each Director of the Company, each Executive Officer named in the Compensation Table and by all Directors and Officers of the Company as a group. The number of shares beneficially owned is determined according to rules of the Securities and Exchange Commission. Under such rules, a person's beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power.

Name of	Number of Shares	Percentage
Shareholder,	of Common Stock	of Shares of
Director or Officer	Beneficially Owned	Common Stock

A. Neil Pappalardo*	13,344,082	38.03%
Morton E. Ruderman	4,992,704	14.23%
MEDITECH Profit Sharing Trust*	4,079,782	11.63%
Curtis W. Marble	3,500,000	9.97%
Grossman Group	2,061,144	5.87%
Lawrence A. Polimeno	1,050,041	2.99%
Edward B. Roberts	956,230	2.73%
Roland L. Driscoll	528,000	1.50%
Howard Messing	330,000	0.94%
Barbara A. Manzolillo	215,000	0.61%
L. P. Dan Valente	85,000	0.24%
Stuart N. Lefthes	69,700	0.20%
14 Directors and Officers as a Group*	21,888,457	62.38%

*The number of shares indicated for Mr. Pappalardo includes the shares owned by the MEDITECH Profit Sharing Trust. Mr. Pappalardo is the sole Trustee of the MEDITECH Profit Sharing Trust and therefore is entitled to vote its shares in addition to his own 9,264,300 shares. Likewise the number of shares indicated for the 14 Directors and Officers as a Group includes the shares owned by the MEDITECH Profit Sharing Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

On January 27, 2006, the Medical Information Technology, Inc. Profit Sharing Trust, which owns more than 10% of the Company's common stock, filed a late Form 3 initial report of beneficial ownership with the Securities and Exchange Commission. Beginning in 2001, the Trust failed to file any Forms 4 for its transactions in Company stock, all of which were acquisitions. To the Company's knowledge, based solely on a review of the reports given to the Company, all other Section 16(a) filing requirements applicable to its executive officers, Directors and greater-than-10% shareholders were satisfied in 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A. Neil Pappalardo, Chairman, Chief Executive Officer and Director of the Company, purchased for cash from the Company 25,000 shares of common stock at $29 per share in February 2005 and 25,000 shares of common stock at $32 per share in March 2006.

Howard Messing, President and Chief Operating Officer of the Company, purchased for cash from the Company 15,000 shares of common stock at $29 per share in February 2005 and 15,000 shares of common stock at $32 per share in March 2006.

Barbara A. Manzolillo, Treasurer, Chief Financial Officer and Clerk of the Company, purchased for cash from the Company 5,000 shares of common stock at $29 per share in February 2005 and 5,000 shares of common stock at $32 per share in February 2006.

Stuart N. Lefthes, Vice President of the Company, purchased for cash from the Company 2,000 shares of common stock at $29 per share in February 2005 and 5,000 shares of common stock at $32 per share in February 2006.

On December 31, 2005, the Company contributed 80,000 shares of common stock at $32 per share to the MEDITECH Profit Sharing Trust.

Philip Polimeno, a son of a Director, is employed as a senior manager of the Company and received W-2 compensation of $102,665 in 2005. Tony Polimeno, a son of a Director, is employed as a manager of the Company and received W-2 compensation of $77,464 in 2005.

PROPOSAL TWO: TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the year ending December 31, 2006. The Board does not expect a representative of Ernst & Young LLP to be present at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE "FOR" PROPOSAL TWO AND RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the selection of the Independent Registered Public Accounting Firm requires the affirmative vote of a majority of the shares voting on the matter. For this purpose, abstentions will not have any effect on the vote.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

January 23, 2006

To the Board of Directors of Medical Information Technology, Inc.:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2005.

We have discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Audit Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received and reviewed the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the Independent Registered Public Accounting Firm its independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

L. P. Dan Valente and Roland L. Driscoll

During 2005, Ernst & Young LLP's services included auditing the Company's financial statements, reviewing unaudited quarterly financial information and discussing various accounting, tax, and regulatory matters. Fees paid for audit services rendered by Ernst & Young LLP are as follows:

	2003	2004	2005

Annual audit and quarterly reviews	$142,500	$204,000	$127,000
Audit related to Profit Sharing Trust	10,000	11,000	11,000
Tax or all other matters	-	-	-

	$152,500	$215,000	$138,000

It is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided to the Company by the Company's Independent Registered Public Accounting Firm.

SHAREHOLDER PROPOSAL: VALUATION OF THE COMPANY'S COMMON STOCK

The Company has been advised Michael Hubert, 48 Narragansett Road, Quincy MA 02169, the owner of 23,300 shares, intends to submit the following proposal at the meeting. Approval of this proposal requires the affirmative vote of a majority of the shares voting on the matter. For this purpose, abstentions will not have any effect on the vote.

BELOW IS THE TEXT OF HUBERT'S PROPOSAL AND HIS STATEMENT IN SUPPORT OF THAT PROPOSAL. THE COMPANY IS NOT RESPONSIBLE FOR THE TEXT OF THE PROPOSAL OR THE ACCURACY OF ITS SUPPORTING STATEMENT.

"RESOLVED, that MEDITECH's should utilize an independent third-party appraiser for the valuation of the MEDITECH stock.

You are requested to vote FOR this proposal for the following reasons:

The board of directors has acknowledged that they do not seek the assistance of an independent third party appraiser for the valuation of the MEDITECH stock. In recent years, two independent lawsuits have been filed regarding, in part, the allegedly low valuation of MEDITECH stock. One local judge has overruled MEDITECH's motion to dismiss a lawsuit by Dr. Grossman, and now it is proceeding. Separately, a federal judge is currently reviewing a class actions suit filed by three former long-term employees. That second lawsuit may be soon "certified" and also permitted it to proceed. Despite these pending lawsuits, one or more board members continue to purchase MEDITECH stock at the price they independently set. These lawsuits have already cost MEDITECH, and thus the shareholders, more than one-million dollars in legal fees, yet an independent valuation of the stock might only cost $20,000.

Consider the following: Compared to MEDITECH, Cerner (a major competitor) has less profits per share, and no dividends. It recently traded at $96 per share (Nov. 18th) and it has a market value of $3.97 billion. MEDITECH has greater profits per share and $2.00 per share annual dividends. MEDITECH stock most recently traded at only $31 per share and it has a market value of only $1.11 billion.

The use of an independent valuation of MEDITECH stock might raise shareholder equity by more than one billion dollars. Some shareholders might believe that it is worth a $20,000 fee to an independent stock appraisal firm if it might raise MEDITECH market value by one billion dollars.

Shareholders and employees deserve to know if board members have been paying a fair price for their MEDITECH stock.

Shareholders and employees deserve to know if MEDITECH is receiving the greatest possible tax deduction for the stock contributed every year to the MEDITECH Profit Sharing Plan. (If the stock is valued too low, the tax deduction to MEDITECH will be too low.)

Shareholders and employees deserve to know if retiring employees have been, and will be, receiving a fair distribution of the MEDITECH Profit Sharing Plan. (Since 86% of the $140,000,000 assets in the plan are MEDITECH stock, a change in the valuation of the stock could have a significant effect on the plan assets and distributions to MEDITECH retirees.)

A vote FOR this proposal might save significant additional legal fees. It might also improve shareholder and employee trust in the board of directors.

This proxy resolution is limited to 500 words. For additional information, please go to www.meditechstock.com."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE SHAREHOLDERS VOTE "AGAINST" THIS PROPOSAL.

The Board of Directors maintains many of the allegations contained in Hubert's supporting statement are wrong and strongly disagrees with Hubert's assertions.

As to the litigation against MEDITECH, the Grossman lawsuit is over, having been dismissed with prejudice pursuant to a "Final Settlement Agreement and Mutual Release" which among other terms provided for no payment to be made by MEDITECH or any of the individual defendants. The second lawsuit Hubert mentions was initiated by himself after MEDITECH terminated his employment.

Hubert has offered no support for his assertion that an independent valuation of the stock might only cost $20,000, and the fees of appraisers in this area can be significantly higher than that.

Hubert's comparison of MEDITECH's market capitalization to that of Cerner is misleading. Cerner is a publicly-traded company. Furthermore, Cerner is a much larger corporation than MEDITECH: in 2005, Cerner's revenues were $1.16 billion, nearly four times greater than MEDITECH's $304.5 million in revenues during this period. The revenues of Cerner are also growing faster than those of MEDITECH: 25% during 2005, versus 8.5% for MEDITECH.

Hubert claims the use of an independent valuation of MEDITECH stock might raise shareholder equity. The fair value determined by the Board of Directors, however, is used by MEDITECH only in making the annual contribution to the MEDITECH Profit Sharing Trust and in selling shares to MEDITECH staff members. The fair value so determined does not govern what price MEDITECH shareholders might obtain by selling their MEDITECH stock.

Hubert's web site referenced in his supporting statement is entirely his own creation, and MEDITECH does not sponsor nor approve of it, nor does the Board concede its contents are accurate or complete.

Finally, as to Hubert's other assertions the Board believes its valuation of the stock, taking into account all appropriate factors, is fair and in the best interest of MEDITECH and its shareholders.

The Board of Directors determines the year-end fair share value of MEDITECH stock once a year at its meeting in late October. The value is established in connection with MEDITECH's year-end contribution of stock to the MEDITECH Profit Sharing Trust and in anticipation of a subsequent 1st quarter sale of stock to staff members under MEDITECH's Stock Purchase Plan.

Prior to the October meeting, the Board receives a report compiled by the CEO and CFO which includes, among other information, recent financial statistics and projections about the Company. It also includes multiples of revenues, net income and operating income plus equity for possible stock price valuations. It also compares MEDITECH revenues, net income and market capitalization with that of MEDITECH's public competition and presents their share price volatility. The Board considers a number of factors in making a fair value determination, including but not limited to recent earnings, dividend rate, net worth and prospects for future growth. The Board discusses this information before determining the fair value of the stock.

Furthermore, during 2005 as part of the discovery process relating to the Grossman lawsuit, Grossman paid for Robert F. Reilly of Willamette Management Associates to value the MEDITECH stock. Reilly produced a report dated June 16, 2005, which determined the fair market value of MEDITECH's stock to be $35 per share on December 31, 2004. Reilly's valuation was not far removed from the $29 per share determined by the Board of Directors. Moreover, the defendants commissioned PricewaterhouseCoopers (PwC) to review Reilly's report. PwC produced a report dated August 30, 2005, which concluded Reilly, in applying his methodology, had made several unreasonable assumptions and ignored certain factors altogether. PwC concluded if Reilly had applied his methodology correctly, he could have arrived at a fair market value of only $22 per share. The Board believes these reports confirm the methodology the Board has employed produces a reasonable, fair and legitimate value.

The Board of Directors believes professional appraisers cannot always agree on a specific fair share price even when they have access to the same financial data. The Board believes it would not be appropriate for it to rely solely on outside appraisers, who would not know the Company and its business as well as the Board, to make this determination. Instead, the Board is free to utilize as additional input any valuations produced by outside appraisers. But ultimately the Board, based on its long association with the Company and given the background and experience of its members, is best qualified to make an informed determination of the fair share value of MEDITECH stock.

THEREFORE, THE BOARD OF DIRECTORS BELIEVES IT IS IN THE BEST INTERESTS OF MEDITECH AND ITS SHAREHOLDERS FOR THE BOARD TO CONTINUE DETERMINING THE FAIR SHARE VALUE OF MEDITECH STOCK, AND RECOMMENDS THAT YOU VOTE "AGAINST" HUBERT'S PROPOSAL.

SHAREHOLDER PROPOSALS TO BE SUBMITTED AT THE ANNUAL MEETING

The Board of Directors carefully considers all proposals and suggestions from Shareholders. When adoption is in the best interest of the Company and its Shareholders, and can be accomplished without Shareholder approval, the proposal will be implemented without inclusion in the proxy material or presentation to Shareholders for consideration at the Annual Meeting.

Examples of Shareholder suggestions which have been adopted over the years include improved procedures involving dividend payments and Shareholder disclosure materials, and changes or additions to the proxy material concerning such matters as abstentions from voting and confidentiality of Shareholder voting.

Shareholder proposals submitted for inclusion in the Company's Proxy Statement and Proxy Page for next year's Annual Meeting must be received by the Company at its corporate offices on or before December 1, 2006, and must comply with the rules of the SEC governing the form and content of such proposals, in order to be considered for inclusion in the Company's Proxy Statement and Proxy Page. Any such proposals should be directed to Barbara A. Manzolillo, Clerk, Medical Information Technology, Inc., MEDITECH Circle, Westwood MA 02090.

Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to Shareholder proposals which the Company receives at the above address after February 14, 2007. These proxies will also confer discretionary voting authority with respect to Shareholder proposals, other than proposals included in the Company's Proxy Statement described above, which the Company receives on or before February 14, 2007, subject to SEC rules governing the exercise of this authority.

STOCK PRICE PERFORMANCE

No public trading market exists for the Company's common stock, and accordingly the Company has not prepared a comparative performance graph as such. However, for shareholder reference, shown below are two comparative tables.

Table 1 shows the year-end fair values of MEDITECH's common stock as determined by the Company's Board of Directors in connection with a year-end contribution of stock to the MEDITECH Profit Sharing Trust. Because the Company does not believe it can reasonably identify a group of peer issuers, it has instead included for comparative purposes the corresponding year-end values for the S&P 600 small-cap and the S&P 500 large-cap indices for the past 6 years.

Table 1	2000	2001	2002	2003	2004	2005

MEDITECH common	$17.00	$19.00	$22.00	$26.00	$29.00	$32.00
S&P 600 small-cap	219.59	232.18	196.62	270.42	328.80	350.67
S&P 500 large-cap	1,320.28	1,148.08	879.82	1,111.92	1,211.92	1,248.29

Table 2 shows the changes in the relative year-end values assuming an initial investment of $100 in each on December 31, 2000.

Table 2	2000	2001	2002	2003	2004	2005

MEDITECH common	$100.00	$111.76	$129.41	$152.94	$170.59	$188.24
S&P 600 small-cap	$100.00	$105.73	$89.54	$123.15	$149.73	$159.69
S&P 500 large-cap	$100.00	$86.96	$66.64	$84.22	$91.79	$94.55

The information in the above tables does not include dividends paid. However, the Company is confident the dividend rates paid on its stock in each year, which ranged from 6.9% to 7.3%, exceeded the average rates paid on the securities included in the S&P 600 and the S&P 500 indices. The information shown in the above tables is not necessarily indicative of future performance.

OTHER MATTERS

At the time of the preparation of these proxy materials, the Board of Directors of the Company does not know of any other matter to be presented for action at the Annual Meeting. If any other matters should properly come before the meeting, the proxy holders have discretionary authority to vote their shares on any such matters according to their best judgment.

Whether or not you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed Proxy Page and mail it in the enclosed envelope which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

Barbara A. Manzolillo, Clerk
Westwood, Massachusetts
March 31, 2006

MEDICAL INFORMATION TECHNOLOGY, INC.
2006 PROXY PAGE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Shareholder of Medical Information Technology, Inc. ("MEDITECH" or the "Company") hereby appoints A. Neil Pappalardo and Barbara A. Manzolillo, and either of them acting singly, each with full power of substitution, as proxies to cast all votes which the undersigned Shareholder is entitled to cast at the Annual Meeting of Shareholders of the Company to be held at its corporate offices, 7 Blue Hill River Road, Canton, Massachusetts 02021, on Monday, April 24, 2006 at 8:30am, and any adjournments or postponements thereof (the "Annual Meeting").

If you sign and return the Proxy Page, the individuals named as proxies will vote your shares following your directions. If you do not make specific choices, the proxies will vote your shares "FOR" the election of each of the nominees for Director, "FOR" the ratification of the selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2006 and "AGAINST" the shareholder proposal relating to the valuation of the Company's common stock. If any other matters are presented for action at the Annual Meeting, the proxies will vote your shares in their discretion. At the time this Proxy Statement was prepared, no matters were known to be voted on at the Annual Meeting other than those discussed in the Proxy Statement.

The undersigned Shareholder may revoke this proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Clerk of the Company or by attending the Annual Meeting and voting in person by ballot.

The undersigned Shareholder hereby acknowledges receipt of the Formal Notice of Annual Meeting and Proxy Statement. The undersigned Shareholder hereby revokes any proxy or proxies heretofore given.

Please complete, date, sign and return promptly in the enclosed envelope. Please sign exactly as your name(s) appear(s) on the back of this Proxy Page. Joint owners should each sign individually. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation, this signature should be that of an authorized Officer who should state his or her title.

WILL YOU BE ATTENDING THE 2006 ANNUAL MEETING? ____

HAS YOUR ADDRESS CHANGED?

___________________________________________________

___________________________________________________

___________________________________________________

___________________________________________________

DO YOU HAVE ANY COMMENTS?

___________________________________________________

___________________________________________________

___________________________________________________

___________________________________________________

MEDICAL INFORMATION TECHNOLOGY, INC.
2006 PROXY PAGE

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

MEDITECH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE "FOR" ALL SIX NOMINEES LISTED UNDER PROPOSAL 1, VOTE "FOR" PROPOSAL 2 AND VOTE "AGAINST" PROPOSAL 3. SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

1. To elect the following nominees as the six Directors of the Company to serve until the 2007 Annual Meeting of Shareholders and thereafter until their successors are chosen and qualified:

A. Neil Pappalardo
Lawrence A. Polimeno
Roland L. Driscoll
Edward B. Roberts
Morton E. Ruderman
L. P. Dan Valente

[ ] FOR ALL NOMINEES

[ ] FOR ALL NOMINEES EXCEPT _________________________________________________

[ ] WITHHOLD AUTHORITY

2. To ratify the selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006:

[ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. To approve a shareholder proposal relating to the valuation of the Company's common stock:

[ ] FOR   [ ] AGAINST   [ ] ABSTAIN

Please be sure to sign and date this Proxy Page.

The undersigned Shareholder(s) authorize(s) the proxies to vote on the above matters as indicated and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

NAME OF SHAREHOLDER: ________________________________________________________

NUMBER OF SHARES AS OF MARCH 24, 2006: __________________

_____________________________________ Date:______________
Shareholder Signature

_____________________________________ Date:______________
Co-owner Signature